UNITED STATES
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PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified In Its Charter)
Sellers Capital LLC
Sellers Capital Master Fund, Ltd.

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Media Contact:	Stefan Prelog Walek & Associates 212-590-0523 sprelog@walek.com
Sellers Capital Reiterates Reasons for Consent Solicitation
Responds to Untrue Statements by Premier and CEO Arnie Geller
CHICAGO, January 9, 2009 — Sellers Capital LLC (Sellers Capital), the largest shareholder of Premier Exhibitions, Inc. (Premier) (PRXI), representing approximately 16.3% of the outstanding shares, reiterated its reasons for initiating its consent solicitation and believes Premier’s shareholders should ignore the untrue “boilerplate” allegations made by Premier and Mr. Geller.
Sellers Capital encourages Premier’s shareholders to review Sellers Capital’s definitive consent solicitation statement, which includes a summary of its reasons for engaging in its consent solicitation, and the press releases that have been issued by Sellers Capital, all of which are available on the SEC’s website. A copy of Sellers Capital’s definitive consent solicitation statement can be accessed at the following link: http://idea.sec.gov/Archives/edgar/data/796764/000095015208010408/l34728ddefn14a.htm
In evaluating the merits of our consent solicitation we ask shareholders to consider the following:
Does Sellers Capital trust Arnie Geller to tell you the truth or to turnaround Premier?
No. Our representatives on Premier’s board have been misled by Mr. Geller. We did support restoring Mr. Geller to the role of CEO but we did so under false pretenses. Mr. Geller assured us he would improve transparency in the company’s reporting, develop a business plan, and provide us with information to fulfill our duties as fiduciaries. Instead, we believe Mr. Geller has withheld information from our representatives, attempted to manipulate the board, and engaged in activities that were unauthorized and not in the best interest of the company or its shareholders. We also believe that Mr. Geller is not presenting an accurate picture of the true state of affairs at Premier.
As described in our consent solicitation statement, we believe Mr. Geller has demonstrated a pattern of misleading investors. More importantly, after being minority members of the board for six months and seeing how he and the other board members operate, we have no confidence Mr. Geller has the capability to turn the company around. The business plan the company intends to release shortly is a direct result of our actions. In late October, after numerous missed deadlines, Mr. Geller promised the board that he would deliver a business/turnaround plan no later than November 20, 2008. He has yet to produce such a plan. Instead of doing so, he hired a turnaround consulting firm to assist with this endeavor, indicating that Mr. Geller is not capable of doing it himself. Even this happened only after we initiated our consent solicitation.
We believe Mr. Geller has refused to make difficult decisions to preserve cash and is now only taking action in response to our solicitation. We do not believe that Mr. Geller will make the cuts necessary to stabilize the company, and we are concerned that the cuts he proposes will preserve his friends and family network at the expense of losing competent professionals that could assist in a turnaround.

Does Sellers Capital believe Premier’s board works to protect shareholders and preserve shareholder value?
No. We believe that the Special Committee members lack the industry and governance experience to control Mr. Geller and preserve corporate assets. We also believe that the majority of the members on the board of directors have not had the best interests of shareholders in mind, which may be because they have limited “skin in the game,” having received most of their current equity holdings through company awards.
Our representatives to the company’s board have asked the Special Committee members to take governance actions that they have refused to do, including engaging in an immediate independent review of serious Sarbanes Oxley “whistleblower” allegations that have been made against Mr. Geller and the company by the company’s former Director of Internal Audit — Sarbanes Oxley. These allegations include the deliberate backdating of stock options, deliberate manipulation of earnings, and misuse of corporate assets by Mr. Geller. These allegations were withheld from our representatives on the company’s board for months and only recently disclosed to us when the company and Mr. Geller sought board approval to settle threatened litigation.
We believe that the company has not conducted an appropriate review of these Sarbanes Oxley allegations, and we again call on the company to conduct an appropriate review. The Sarbanes Oxley allegations that have been made by the company’s former Director of Internal Audit — Sarbanes Oxley give us grave concern over leaving the company’s fate in the hands of Mr. Geller and the company’s current board of directors.
Does Sellers Capital have a plan to turn Premier around?
Yes. Sellers Capital has outlined a number of steps it plans to take to turn Premier around if the consent solicitation is successful. An overview of these steps is included in our consent solicitation statement. First, we will terminate Mr. Geller for cause. We will also immediately initiate independent and appropriate investigations into the Sarbanes Oxley allegations made by the company’s former Director of Internal Audit — Sarbanes Oxley. We will immediately reduce staffing to levels that can be supported by current revenues and eliminate the “nepotism” that we believe is costing the company in excess of $1.0 million a year. We will close unprofitable exhibits. We will establish procedures to avoid investing in costly exhibitions with limited profit potential. We will revamp the marketing and exhibit operations activities, including outsourcing functions as appropriate. We will work to resolve the Titanic litigation promptly. We will attempt to renegotiate or cancel contracts detrimental to the company’s long-term viability. We have developed a plan of operation for Premier following the consent solicitation that we will present to the company’s board for review and approval at that time.
Is Sellers Capital trying to buy Premier without paying a “control premium”?
No. Sellers Capital is a shareholder like all other shareholders. We have no interest in acquiring the company or its assets. We will never do anything that would enrich ourselves at the expense of other shareholders. We simply want to see Premier realize the value that we believe Mr. Geller and the company’s board have systematically been destroying.

Is Sellers Capital planning to put Premier through bankruptcy to acquire the company’s assets at a discount, as alleged by Mr. Geller?
No. We understand from several sources that Mr. Geller is telling shareholders that we plan to drive the company into bankruptcy so that we can acquire the company or its assets on the cheap. These allegations by Mr. Geller are unfounded. Again, we will never undertake any action that will enrich ourselves at the expense of other shareholders.
We have no plan or desire to acquire the company or its assets or to cause or allow the company to go into bankruptcy. Bankruptcy would be as dilutive to Sellers Capital as it would be to any other shareholder. Although the company’s recent financial performance raises the risk of bankruptcy for the company, we have no incentive to seek bankruptcy protection. We have the same interest as all other shareholders to avoid a bankruptcy filing by the company.
Our plan is designed to cut wasteful spending, close unprofitable exhibits, rationalize overhead and retrench the company to stabilize it before moving forward with a properly designed growth program to rebuild the company’s core franchise of museum quality exhibitions.
Has Sellers Capital tried to negotiate with the company to avoid a costly proxy battle?
Yes. Sellers Capital, when it sought representation on Premier’s board, never intended to initiate this consent solicitation. We simply wanted to provide representation for shareholders, improve the transparency of Premier’s reporting to shareholders and the investment community, and generate other positive changes at Premier, as noted in our consent solicitation statement. It is only after our representatives joined the board that we realized that significant changes were necessary to preserve and restore shareholder value. Although Mr. Geller and the company would like shareholders to believe that this solicitation was our intention all along, it was only after we saw the lack of governance and oversight provided by the board that we initiated this action.
We have engaged in negotiations with the Special Committee in an effort to avoid this consent solicitation. We question how the company can imply that we have not done so. We also question how the Special Committee can allow serious and unfounded allegations to be made against Sellers Capital and our representatives, particularly after having offered to give us control of the company’s board as part of a settlement, which the Special Committee offered us in return for little more than full releases from liability for its members. We believe Premier’s shareholders should ignore the untrue “boilerplate” allegations made by Premier and Mr. Geller, and should treat with skepticism any further allegations that might be made by Mr. Geller in phone calls to shareholders.
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We want shareholders to make an informed decision in providing their consent. If you have any questions, please feel free to contact us or The Altman Group. Sellers Capital has proposed four independent and knowledgeable directors to fill the four vacancies on Premier’s board. The proposed directors all have significant turnaround experience. The four directors being proposed by Sellers Capital are Christopher J. Davino, William M. Adams, Jack Jacobs and Bruce Steinberg.
Sellers Capital, through The Altman Group, which has been retained to solicit consents, has established a toll-free number for investors to call if they would like more information. That number is 866-828-6934. If you own shares of Premier, we invite you to call this toll-free number so that we may assist you in providing a consent.
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Sellers Capital and its affiliates are the beneficial owners of 4,778,399 shares of common stock of Premier, representing approximately 16.3% of the company’s outstanding shares, based upon the 29,284,999 shares of common stock reported by Premier to be outstanding as of October 6, 2008 in its Quarterly Report on Form 10-Q filed with the SEC on October 10, 2008.
Sellers Capital, certain of its affiliates and its nominees to the board are the participants in the solicitation of consents. Shareholders of Premier should read the definitive consent solicitation statement of Sellers Capital because it contains important information relating to the solicitation of consents and its nominees to the Premier Board. The definitive consent solicitation statement and any other relevant documents are available free of charge from the SEC’s website located at www.sec.gov or from Sellers Capital or The Altman Group.

Shareholder Contact: Sam Weiser Sellers Capital, LLC 312-775-1307 sweiser@sellerscapital.com	Media Contact: Stefan Prelog Walek & Associates 212-590-0523 sprelog@walek.com